Morgan Stanley Institutional Fund Trust Core Plus Fixed
Income Portfolio
77I- Terms of New or Amended Securities



Morgan Stanley Institutional Fund Trust Core Plus Fixed
Income Portfolio made changes to their share Class offerings as described in the supplement to their Statement of Additional Information filed via EDGAR with the Securities and Exchange Commission on September 29, 2017 (accession number 0001104659-17-
059828) and incorporated by reference herein.